Acorn Reports Q1 with Continued Growth and Margin Expansion in

Remote Monitoring & Control of Industrial Assets (IoT)

Dial-in Number for Investor Call Wednesday, 5/16 at 11:00 am EDT is 844-834-0644

Wilmington, DE –May 15, 2018 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines and other industrial assets, today announced results for its first quarter ended March 31, 2018. Acorn will host a conference call tomorrow at 11:00 a.m. EDT (details below) to review its results and outlook.

Jan Loeb, President and CEO of Acorn, commented, “We demonstrated solid operating progress in the first quarter with new orders increasing 12% and revenue rising 10% versus a year ago, in what is generally our seasonally slowest selling period. We were also successful in expanding our gross margin to 62% from 56% in the first quarter of 2017, generating a 21% increase in Gross Profit. Our OmniMetrix industrial monitoring and control subsidiary trimmed its operating loss to $55,000 in the first quarter from $196,000 in the first quarter of last year.

“We also completed the sale of our remaining stake in DSIT Solutions in the first quarter, a significant milestone for the Company. Proceeds from the sale allowed us to pay off our debt and provided approximately $1.9 million in net cash, after withholding taxes, transaction costs and the repayment of loans, to fund operations and growth. We are now fully focused on the expansion of our IoT business, both organically and through the purchase of attractively-valued, complementary technologies or lines-of-business.

“Remote monitoring and control is an exciting and high-growth area, benefitting from IoT innovation with a clear and compelling value proposition. The strong growth, recurring revenue and attractive margin profile of this business provides a solid foundation on which to build value. Beyond growth, we are also focused on moving Acorn to our goal of cash-flow-breakeven and ultimately to profitability and believe we can accomplish the first goal over the next year. Once profitable, we have over $60 million of tax loss carryforwards to shelter us from income taxes.

“In summary, this is a very exciting time for Acorn. Over the past two years, we successfully streamlined the business and its overhead, exited loss-making businesses, eliminated corporate debt and raised cash through strategic divestments, all of which substantially improved our operating results. With a clear path to growth and profitability, we believe Acorn is well positioned to build shareholder value.”

Financial Results

Reflecting OmniMetrix’s results, first quarter 2018 revenue increased 10% to $1,209,000 from $1,096,000 in the first quarter of 2017. As shown in the table below, the improvement was driven principally by increased sales of monitoring services.

($ in thousands)	Q1’18	Q1’17	% Increase
Hardware revenue	$567	$554	2%
Monitoring revenue	$642	$542	18%
Total revenue	$1,209	$1,096	10%

On January 1, 2018, the Company adopted ASC 606 for revenue recognition. The adoption of ASC 606 did not have a material impact on OmniMetrix’s financial results, however, OmniMetrix did update the estimated unit life of its hardware from two years to three years, which had a negative impact on hardware revenue recognized during the first quarter of 2018.

OmniMetrix’s first quarter 2018 gross profit grew 21% to $745,000, reflecting an in increase in gross margin to 62%, compared to first quarter 2017 gross profit of $614,000 and a gross margin of 56%. The margin increase was principally due to the rollout of higher-margin, next-generation products in the Power Generation segment, which helped raise the overall hardware margin to 37% in the first quarter of 2018 from 27% in first quarter of 2017.

OmniMetrix’s first quarter 2018 SG&A expenses decreased $47,000 versus first quarter of 2017 due to certain one-time marketing initiatives in 2017, while R&D expenses increased $37,000 versus first quarter of 2017, related to the continued development of next-generation Power Generation and Cathodic Protection monitoring technology.

Higher revenue and gross profit, combined with lower operating costs, allowed OmniMetrix to trim its operating loss to $55,000 in the first quarter of 2018 from $196,000 in the first quarter of 2017.

On a consolidated basis (including corporate costs), Acorn’s operating costs increased by $162,000 to $1,113,000 in the first quarter of 2018, versus $951,000 in the first quarter of 2017. The increase was due to a $167,000 benefit from a settlement with a professional service provider recorded in the first quarter of 2017. Accordingly, Acorn’s consolidated operating loss increased to $368,000 in first quarter 2018 from $337,000 in the first quarter of 2017. Excluding the impact of the 2017 settlement, Acorn’s first quarter loss would have decreased by $136,000 versus the first quarter of 2017.

Acorn reported a first quarter 2018 net loss attributable to shareholders of $1,222,000, or $0.04 per share, compared to a net loss attributable to shareholders of $220,000, or $0.01 per share, in the first quarter of 2017. The first quarter of 2018 included a $829,000 loss on Acorn’s sale of DSIT. Excluding this loss, Acorn would have reported a first quarter 2018 loss of $393,000 or $0.01 per share. The first quarter 2017 loss of $220,000 included a $167,000 benefit from a settlement reached with a professional service provider on an outstanding invoice. Absent this benefit, the first quarter 2017 loss would have been $387,000 or $0.01 per share.

Liquidity and Capital Resources

The February 2018 closing of the DSIT transaction provided Acorn with approximately $1.9 million in cash after transaction costs, taxes, and debt and interest repayments to directors and DSIT. Acorn’s corporate cash balance on May 9, 2018, was approximately $2.0 million. The Company has no long-term debt.

In the fourth quarter of 2017, OmniMetrix renewed its Loan and Security Agreement, providing OmniMetrix with access to accounts receivable formula-based financing of the lesser of 75% of eligible receivables or $1 million. Under this facility, approximately $160,000 was outstanding as of May 9, 2018, with approximately $500,000 of additional availability.

Conference Call Details

Date/Time:	Wednesday, May 16th at 11:00 am EDT
Dial-in Number:	844-834-0644 or 1-412-317-5190 (International)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Email Option for Q&A:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, Inc. and consolidates its assets, liabilities and results of operations. OmniMetrix is a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 23 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties, which may affect Acorn Energy’s business, including the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2018	2017

Revenue	$1,209	$1,096
Cost of sales	464	482
Gross profit	745	614
Operating expenses:
Research and development expense	129	92
Selling, general and administrative expense	984	859
Total operating expenses	1,113	951
Operating loss	(368)	(337)
Finance expense, net	(52)	(34)
Loss before income taxes	(420)	(371)
Income tax expense	-	-
Net loss after income taxes	(420)	(371)
Share of income in DSIT	33	36
Impairment of investment in DSIT	(33)	-
Loss on sale of interest in DSIT, net of withholding taxes and transaction costs	(829)	-
Loss before discontinued operations	(1,249)	(335)
Income from discontinued operations, net of income taxes	-	65
Net loss	(1,249)	(270)
Non-controlling interest share of net loss	27	50
Net loss attributable to Acorn Energy, Inc. shareholders	$(1,222)	$(220)
Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.04)	$(0.01)
Discontinued operations	-	0.00
Total attributable to Acorn Energy, Inc. shareholders	$(0.04)	$(0.01)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	29,513	29,335
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	29,513	29,323

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,421	$481
Accounts receivable, net	1,011	1,103
Inventory, net	202	229
Investment in DSIT	–	5,800
Deferred charges	963	999
Other current assets	144	91
Total current assets	4,741	8,703
Property and equipment, net	122	139
Other assets	438	380
Total assets	$5,301	$9,222
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Short-term credit	$503	$313
Accounts payable	328	489
Accrued expenses	542	466
Deferred revenue	2,758	2,753
Due to Acorn directors	312	1,690
Due to DSIT	116	1,624
Other current liabilities	192	185
Total current liabilities	4,751	7,520
Non-current liabilities:
Deferred revenue	840	811
Other non-current liabilities	69	139
Total non-current liabilities	909	950
Commitments and contingencies
Equity (Deficit):
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; Issued – 30,320,750 and 30,302,271 shares at March 31, 2018 and December 31, 2017, respectively	303	303
Additional paid-in capital	99,830	99,819
Warrants	1,600	1,600
Accumulated deficit	(99,285)	(98,215)
Treasury stock, at cost – 801,920 shares at March 31, 2018 and December 31, 2017	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ equity (deficit)	(588)	471
Non-controlling interests	229	281
Total equity (deficit)	(359)	752
Total liabilities and equity (deficit)	$5,301	$9,222